EXHIBIT 99.1

                                  NEWS RELEASE

NEWS RELEASE

For Immediate Release:

Contact:          Andy Beindorf, President & CEO
                  Telephone: (772) 563-2329

INDIAN RIVER BANKING COMPANY POSTS 3RD QUARTER EARNINGS

(Vero Beach - Oct. 15, 2003) Indian River Banking Company today announced the financial results for the third quarter ending September 30, 2003. The company earned $1.3 million after taxes in the third quarter of 2003, compared to $1.4 million during the same period in 2002. Results in the third quarter of 2003 were negatively impacted by a 6.8% increase in non-interest expenses compared to the third quarter of 2002. This increase is partly attributable to the costs associated with opening the bank's newest branch facility in February 2003. The new branch in Melbourne, Florida had grown to $33.9 million in deposits as of September 30, 2003. Net interest income was down 14.0% from the corresponding period in 2002 due to the overall decline in market rates. The decline in market rates caused significant prepayments on mortgage-backed securities held in the investment portfolio resulting in accelerated amortization of premiums paid to purchase these securities. These negative factors were partially offset by a 45.6% increase in non-interest income. The company noted a 45.3% increase in fee and service charge income and a 69.7% increase in gains from the sale of loans in the secondary market.

Earnings for the nine months ending September 30, 2003 were $3.7 million compared to $4.2 million in the period ending September 30, 2002. The decline in overall earnings for the nine month period ended September 30, 2003 compared to the corresponding period in 2002, can be attributed to the same factors that impacted third quarter earnings as well as the fact that earnings during the first nine months of 2002 included $511 thousand in gains on the sale of securities, net of taxes, compared to only $104 thousand of comparable gains in 2003. The company restructured its investment portfolio in the first quarter of 2002 to reduce credit and interest risk and exposure to corporate securities resulting in an unusually high level of gains.

On a per share basis, earnings per basic share for the third quarter of 2003 were $0.58 compared to the $0.65 per share in the third quarter of 2002 (adjusted for a 10% stock dividend paid in February 2003). For the nine month period ending September 30, 2003, earnings per basic share were $1.71 compared to $1.98 per share in the same period of 2002 (also adjusted for the 10% stock dividend paid in February 2003).

According to Andy Beindorf, President and CEO, total assets of the banking company's primary subsidiary, Indian River National Bank (IRNB), were $518 million at September 30, 2003, a 22 % increase from the $427 million in assets reported on September 30, 2002. Beindorf indicated that the company's continued growth was largely due to the Bank's commitment to development of business and personal core relationship deposit accounts in primary market areas. He also noted that earnings had been negatively impacted by the current rate environment which had compressed margins, and accelerated the amortization of premiums paid in the purchase of mortgage-backed securities for the investment portfolio. Beindorf stated that the accelerated amortization of these premiums had cost the Company approximately $550,000 in after tax earnings during the third quarter of 2003, the period of maximum prepayments.

IRNB, the primary subsidiary of Indian River Banking Company, was founded in 1985 and is one of Florida's fastest growing community banks. With more than $500 million in assets, the locally owned independent bank serves Indian River and Brevard Counties with 8 offices from Vero Beach to Rockledge. IRNB specializes in small business banking, in addition to traditional banking services. Financial services offered include consumer, commercial and residential lending, as well as internet banking. Further information is available at www.irnb.com .

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